Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215(Todd)/212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT ACCELERATES THE HANDOVER OF THE MOMOTOMBO POWER PLANT

The company received $7.5 million in lieu of unrealized EBITDA and expects to record approximately $2.5 million in capital gain

Reno, Nevada, June 3, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that Ormat Holding Corp., the Company's wholly owned subsidiary, has sold its stake in the Momotombo Power Company (MPC), the operator of the Momotombo geothermal power plant in Nicaragua, to a private company for $7.5 million, approximately one year before the scheduled termination of the concession arrangement with the Nicaraguan owner.

The 22MW power plant that the company operates under a concession since 1999 sells geothermal power to two off takers, DISNORTE and DISSUR, under a 15-year contract.  The $7.5 million consideration represents a prepayment of the expected EBITDA of the plant through the scheduled expiration of the contract. As a result of the sale, the Company expects to record a capital gain of approximately $2.5 million in the second quarter of 2013.

"With the expected expiration of the concession and off take agreements and the determination that it is unlikely to extend the concession, we concluded that selling our stake in the plant early, maximizes the value of the asset. We will continue to prudently manage our capital and deploy resources to maximize shareholder value,” said Dita Bronicki, Chief Executive Officer of Ormat.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered and built power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio totals 589 MW (net) in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.